SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             ______________________

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                 August 31, 2004


                                NOXSO CORPORATION
             (Exact name of registrant as specified in its charter)


           Virginia                        000-17454              54-1118334
-------------------------------    ------------------------  -------------------
(State or other jurisdiction of    (Commission file number)     (IRS employer
        incorporation)                                       identification no.)

           1065 South 500 West, Bountiful, Utah             84010
         ----------------------------------------         ----------
         (Address of principal executive offices)         (Zip code)


                                 (801) 296-6976
               ---------------------------------------------------
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

         [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

         [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c)


                   This document contains a total of 3 pages.

Item 8.01 Other Events.

On August 31, 2004, NOXSO Corporation released the following information:

               NOXSO CORPORATION REPORTS PRELIMINARY ARRANGEMENTS
                   FOR DEVELOPMENT AND CONSTRUCTION FINANCING

BOUNTIFUL, UT and PUEBLA, PUEBLA, MEXICO - August 31, 2004 NOXSO Corporation and its wholly owned subsidiary, Advanced Construction and Manufacturing Technologies De Mexico S.A. de C.V. (collectively, the "Company"), today announced that it has reached verbal agreement in principle on a multi-project financing agreement with a private financial party ("Lender") for all of the necessary development and construction financing for the housing projects under the CIFASA contract. Under the terms of the verbal agreement, the financing would be priced at bank rates plus an additional negotiated percentage for the funds drawn down for project development, urbanization and construction; in addition, the Lender would also receive a negotiated participation in the net profits on each project financed. The Lender would have the right to participate in the budgetary process for each project, including establishing the sales prices of the houses together with the corresponding budgets for the development, urbanization and construction costs and expenses. The parties are in the process of preparing written agreements memorializing their verbal understanding. The financing arrangements are subject to, among other things, the negotiation, preparation, and execution of mutually satisfactory definitive written agreements, the requisite corporate approvals and the receipt of any necessary third party consents. There can be no assurance that the financing arrangements will be consummated on the preliminarily agreed terms or at all.

On June 22, 2004, the Company entered into an Agreement of Association for Development of Real Property and Construction of Houses in Mexico with Constructor and Inmobilaria Cifasa S.A. de C.V. ("CIFASA") and Southwest Management Solutions Corporation ("SMSC"). Under the Agreement, five real estate projects are to be developed in and adjacent to the city of Puebla, in the state of Puebla, Mexico. The first four approved projects for approximately 772 single-family residential houses - comprised of 520 one-bedroom houses in duplex format and 252 three-bedroom houses in duplex format. The fifth project is a multi-phase mixed-use project that is anticipated to include approximately 7,000 single-family residential homes, several commercial sites and school, hospital and shopping center sites.

Under the Agreement with CIFASA, the Company is to obtain and provide the development and construction financing, provide construction services using the proprietary construction systems of SMSC, staff the development and construction phases of the projects and provide other services. The multi-project working financing agreement for the development and construction with the financing party meets the Company's responsibility under the CIFASA Agreement, and permits the initiation of the projects contemplated.

Concurrently, CIFASA is working on the completion of its requirements to obtain and provide qualified buyers and related sales guarantees to complete the project. There can be no assurance that such buyers and guarantees will be available or, if available, that it will be obtained on favorable terms. In addition, the Agreement contemplated that detailed definitive master development and construction agreements relating to the projects will be drafted and executed. With the Company's financing commitments now being finalized, the completion of such agreements can be consummated. Although all parties are in general agreement as to such master development and construction agreements, there can be no assurance that such agreements will be successfully consummated, and, as a result, until such agreements are executed, and the guarantees and financings are achieved, there can be no assurance that the projects will be successfully completed.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                NOXSO CORPORATION




Date: September 1, 2004                         By  /s/ Richard J. Anderson
                                                   ---------------------------
                                                   Richard Anderson
                                                   President

                                       3